Exhibit 12.1


                                   AETNA INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                           Nine Months
                                              Ended
                                          September 30,               Years Ended December 31,
                                          -------------   ------------------------------------------------------
                                               2000         1999       1998       1997       1996         1995
                                             --------     --------   --------   --------   --------     --------
(Millions)
Pretax income (loss) from continuing
  operations............................     $  449.6     $  744.8   $  842.0   $  979.6   $  (29.6)(2) $  359.5
Add back fixed charges..................        273.1        322.3      291.7      287.5      204.7        162.7
                                             --------     --------   --------   --------   --------     --------
  Income as adjusted...................      $  722.7     $1,067.1   $1,133.7   $1,267.1   $  175.1     $  522.2
                                             ========     ========   ========   ========   ========     ========
Fixed charges:
  Interest on indebtedness (1).........      $  191.2     $  232.7   $  206.2   $  213.9   $  141.0     $   94.7
  Portion of rents representative of
    interest factor....................          81.9         89.6       85.5       73.6       63.7         68.0
                                             --------     --------   --------   --------   --------     --------
  Total fixed charges..................      $  273.1     $  322.3   $  291.7   $  287.5   $  204.7     $  162.7
                                             ========     ========   ========   ========   ========     ========

Ratio of earnings to fixed charges.......       2.65x        3.31x      3.89x      4.41x      0.86x (3)    3.21x
                                             ========     ========   ========   ========   ========     ========


(1) Includes the dividends paid to preferred shareholders of a subsidiary. (Refer to Note 12 of Notes to Consolidated Financial Statements in our Registration Statement on Form 10.)
(2) Pretax income (loss) from continuing operations reflects a severance and facilities charge of $815.7 million.
(3) Additional pretax income from continuing operations necessary to achieve a ratio of earnings to fixed charges of 1.0 was approximately $29.6 million.